EXHIBIT 99.1

October 23, 2008 2:00 p.m. Pacific Time Company Press Release

SOURCE: CONTACTS:	Cowlitz Bancorporation Richard J. Fitzpatrick, Chief Executive Officer Gerald L. Brickey, Chief Financial Officer (360) 423-9800

Cowlitz Bancorporation Reports Financial Results for the Third Quarter of 2008

  Capital Position and Liquidity Remain Strong
  Loan Growth Solid
LONGVIEW, Wash., October 23, 2008/PRNewswire/ --

Flash Results
Cowlitz Bancorporation (NASDAQ: CWLZ)
(Numbers in Thousands, Except Per Share Data)

		Three Months Ending		Nine Months Ending

	September 30,		June 30,	September 30,	September 30,
	2008	2007	2008	2008	2007

Net Interest Income	$5,584	$5,673	$5,735	$16,721	$16,965
Provision for Credit Losses	$2,300	$725	$13,002	$15,895	$1,000
Net Income (Loss)	($1,596)	$1,276	($8,091)	($8,785)	$3,227
Diluted EPS	($0.31)	$0.25	($1.60)	($1.74)	$0.62
Total Period End Loans				$436,684	$398,841
Total Period End Deposits				$501,358	$441,787

Cowlitz Bancorporation (NASDAQ: CWLZ) announced today that the Company’s net loss for the quarter ended September 30, 2008 was $1.6 million, or ($0.31) per diluted share, compared with net income of $1.3 million, or $0.25 per diluted share, during the same period of 2007. Third quarter 2008 results were reduced by a $1.4 million non-cash securities loss on Fannie Mae preferred stock. On an after-tax basis, this charge increased the third quarter loss by $910,000, or $0.18 per share. For the first nine months of 2008, the Company’s net loss was $8.8 million, compared with net income of $3.2 million in the first nine months of 2007.

“Over the past few months we have seen unprecedented changes in our industry as well as the overall economy. We believe recently approved economic actions orchestrated by the U.S. Treasury will have a positive effect on the country’s community banks and the financial services industry as a whole,” stated Richard J. Fitzpatrick, President and CEO of Cowlitz Bancorporation and its wholly-owned subsidiary Cowlitz Bank.

Total loans increased 9.5% to $436.7 million, compared with $398.8 million at September 30, 2007, with loans growing at an annualized rate of approximately 8% in the third quarter of 2008. The Company’s loan mix continues to reflect a business banking focus. As land development and construction loan maturities occur, the Company intends to shift its loan mix to increase commercial and industrial loans. Total deposits increased 13.5% to $501.4 million at September 30, 2008 from $441.8 million at September 30, 2007.

“Cowlitz Bank continues to have excellent liquidity with a solid deposit base, approximately $100 million of borrowing capacity with the FHLB, access to the Federal Reserve’s primary credit program and capital ratios in excess of regulatory levels required to be ‘well-capitalized’. The Bank had $42.6 million of excess short-term assets at the end of the third quarter,” Mr. Fitzpatrick added. The table below illustrates the capital ratios for Cowlitz Bancorporation consolidated and Cowlitz Bank.

	Actual		Adequately Capitalized		To Be Well-Capitalized

(dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio

September 30, 2008
Total risk-based capital:
Consolidated	$ 57,638	11.63%	$ 39,660	>8.00%	N/A	N/A
Bank	$ 55,246	11.17%	$ 42,784	>8.00%	$ 49,472	>10.00%
Tier 1 risk-based capital:
Consolidated	$ 51,342	10.36%	$ 19,830	>4.00%	N/A	N/A
Bank	$ 48,962	9.90%	$ 19,789	>4.00%	$ 29,683	>6.00%
Tier 1 (leverage) capital:
Consolidated	$ 51,342	9.60%	$ 21,392	>4.00%	N/A	N/A
Bank	$ 48,962	9.14%	$ 21,423	>4.00%	$ 26,779	>5.00%

Net interest margin as a percentage was 4.62% for the third quarter of 2008, compared with 5.01% in the third quarter of 2007 and 4.87% in the second quarter of 2008. Net interest income was $5.6 million in the third quarter of 2008, compared with $5.7 million in the same quarter last year and $5.7 million in the second quarter of 2008. The net interest margins in 2008 relative to the third quarter 2007 net interest margin were affected by several factors, including rate cuts by the Federal Reserve of approximately 300 basis points between September 2007 and September 2008, continued competitive market pricing on both sides of the balance sheet, the level of nonperforming loans and a lower level of noninterest-bearing demand deposit accounts year-over-year. In addition, interest reversals of $118,000 in the third quarter of 2008 reduced the quarter’s net interest margin by approximately 10 basis points.

“Deposit rates are generally slow to fall relative to the rate of decline in the Federal Reserve’s target federal funds rate. The Bank has begun to see the effect of declining rates on overall deposit costs as the average rate on interest-bearing liabilities fell to 3.26% in the third quarter of 2008 from 3.36% in the second quarter and 4.31% in the third quarter a year ago. However, overall market liquidity constraints and competition for core deposits has kept both wholesale borrowing costs and retail deposit rates relatively high,” said Mr. Fitzpatrick. “The FMOC’s 50 basis point rate cut on October 8, 2008 will most likely compress the margin in the coming quarters, as funding costs lag loan pricing. At the end of the third quarter, we had $228 million of loans tied to prime, but we have interest rate contracts that mitigate the impact of declines in the Bank’s prime rate on $100 million of variable rate loans.”

The provision for credit losses was $2.3 million in the third quarter of 2008, compared with $13.0 million in the second quarter of 2008 and $725,000 in the third quarter of 2007. Net loan charge-offs were $2.3 million in the third quarter of 2008, down substantially from $5.2 million in the second quarter of 2008. Net charge-offs were not significant in the third quarter of 2007.

The allowance for loan losses was 3.17% of loans at September 30, 2008, compared with 3.28% of loans at June 30, 2008 and 1.46% at September 30, 2007. The increase in the Company’s allowance for loan losses as a percentage of loans since September 2007 to the historically high levels of 2008 was primarily the result of an increasing risk profile in the Bank’s land acquisition and development portfolio, as builder/developers have been experiencing reduced cash flows due to sluggish sales and underlying loan collateral values have fallen sharply. The allowance for loan losses to non-performing loans was 149% at September 30, 2008, compared with 48% in the same quarter last year and 163% at June 30, 2008.

Total non-performing assets (defined as loans on non-accrual and repossessed assets) were $11.8 million at September 30, 2008, compared with $12.2 million at September 30, 2007 and $12.8 million at June 30, 2008. As a percentage of total assets, non-performing assets decreased to 2.09% at September 30, 2008, compared with 2.37% at September 30, 2007 and 2.42% at June 30, 2008. At September 30, 2008, the Company had one loan totaling $3.7 million 90 days past due and accruing that was in the process of renewal with additional collateral to be pledged.

“We believe maintaining a strong allowance for loan losses is appropriate given the uncertainties about the continued weakening of the regional and national economies,” stated Ernie D. Ballou, Vice President and Chief Credit Administrator. “We are aggressively working with our customers and our bank-owned properties to resolve these issues as quickly as possible; however, given the current state of the real estate markets, it is prudent to expect a potentially lengthy time to resolution. Our single family residential portfolio continues to have minimal delinquencies.”

Non-accrual loans at September 30, 2008 totaled $9.3 million, an increase of $651,000 from June 30, 2008, but down from $12.2 million at September 30, 2007. During the third quarter of 2008, non-accrual loans were reduced by pay-offs of $3.0 million and charge-offs of $1.0 million. Loans placed on non-accrual during the quarter totaled $4.6 million. Of the loans placed on non-accrual in the current quarter, $3.4 million were real estate construction and development related. Almost all of the Company’s non-accrual loan portfolio at September 30, 2008 related to land acquisition and development loans in Oregon and Washington.

Other real estate owned (OREO) totaled $2.4 million at September 30, 2008, down $1.5 million from June 30, 2008. The Company had no OREO at September 30, 2007. OREO at the end of the second and third quarters of 2008 consisted primarily of one residential real estate development project and one parcel of land in the Portland, Oregon area. In the third quarter of 2008, a portion of the real estate development project was sold at a loss of $120,000.

Non-interest income in the third quarter of 2008 included a loss of $1.4 million due to the recognition of an other-than-temporary non-cash impairment charge on 70,000 shares of Federal National Mortgage Association (“Fannie Mae”) preferred stock, reflecting the extraordinarily unsettled equity market for government-sponsored enterprises. These shares were written down to $126,000 as of September 30, 2008. Excluding securities losses, non-interest income was $892,000 for the third quarter of 2008 compared with $910,000 in the same quarter of last year.

Non-interest expenses in the third quarter of 2008 were $4.7 million, compared with $4.2 million in the third quarter of 2007 and $6.9 million in the second quarter of 2008. The most significant items affecting comparability of the totals were costs related to foreclosed assets and amounts related to interest rate contracts. Foreclosed asset expenses were $373,000 in the third quarter of 2008, compared with none in the third quarter of 2007 and $2.0 million in the second quarter of 2008. The Company recorded non-cash credits of $242,000 and $245,000 in the third quarters of 2008 and 2007, respectively, related to the ineffective portion of the change in fair value of the Company’s cash flow hedges. The Company recorded a non-cash charge of $89,000 for hedge ineffectiveness in the second quarter of 2008.

On a year-to date basis, net occupancy and equipment expenses in the first nine months of 2008 were higher than the same period of 2007 primarily due to higher levels of depreciation related to branch remodeling and related asset acquisitions in mid-2007. Professional services were down significantly in the first nine months of 2008 compared with the first nine months of 2007. The Company has experienced a higher level of legal costs related to nonperforming loans in 2008, while costs associated with Sarbanes-Oxley compliance efforts were significantly lower than in the same period of 2007. Included in other expenses were deposit premium assessments of $281,000 in the first nine months of 2008, compared with $35,000 in the first nine months of 2007.

The Company’s effective tax benefit rate for the first nine months of 2008 was 40%, compared with an effective tax rate of 25% for the first nine months of 2007. The Company’s effective benefit rate for the first six months of 2008 was 43%. The change in the effective tax benefit rate at September 30, 2008 caused the third quarter 2008 tax benefit rate to be 19%. When the Company incurs a pre-tax loss, its effective tax rate is higher than the Federal statutory rate of 35% primarily due to tax-exempt income related to the municipal securities portfolio and investments in bank-owned life insurance. The Company’s effective tax rate for interim periods is based on projections of taxable income for the full year and is affected by the relative amounts of taxable and non-taxable income and the amount of available tax credits.

Cowlitz Bancorporation is the holding company of Cowlitz Bank, which was established in 1977. In addition to its four branches in Cowlitz County Washington, Cowlitz Bank’s divisions include Bay Bank located in Bellevue, Seattle, and Vancouver, Washington; Portland and Wilsonville, Oregon; and Bay Mortgage in southwest Washington. Cowlitz specializes in commercial and international banking services for Northwest businesses, professionals, and retail customers, and offers trust services in southwest Washington and Portland, Oregon.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. You should not place undue reliance on forward-looking statements and we undertake no obligation to update any such statements. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. Forward-looking statements are subject to risks and uncertainties. Actual results could differ materially from those discussed in this press release as a result of risk factors identified in the Company's Form 10-K for the year ended December 31, 2007, and other filings with the SEC. We make forward-looking statements in this release related to the Company’s ability to manage through the current economic cycle, to change the overall mix of loans and the positive effect of recent actions taken by the U.S. Treasury to stimulate the economy and assist financial institutions.

INCOME STATEMENT	Quarter Ending			Nine Months Ending

	September 30,	September 30,		September 30,	September 30,
	2008	2007	June 30, 2008	2008	2007

Interest income	$ 8,892	$ 9,364	$ 8,932	$ 26,971	$ 27,156
Interest expense	3,308	3,691	3,197	10,250	10,191

Net interest income	5,584	5,673	5,735	16,721	16,965
Provision for credit losses	2,300	725	13,002	15,895	1,000

Net interest income (loss) after provision
for credit losses	3,284	4,948	(7,267)	826	15,965
Non-interest income
Service charges on deposit accounts	221	171	179	564	508
Fiduciary income	143	165	163	479	529
International trade fees	126	146	135	461	425
Increase in cash surrender value of bank
owned life insurance	154	142	154	460	415
Securities losses	(1,412)	-	(432)	(1,844)	-
Other income	248	286	248	769	848

Total non-interest income	(520)	910	447	889	2,725
Non-interest expense
Salaries and employee benefits	2,333	2,391	2,500	7,340	7,306
Net occupancy and equipment expense	641	592	630	1,888	1,684
Data processing and communication	264	248	231	710	718
Professional services	390	454	208	861	1,225
Foreclosed asset expense, net	373	-	2,036	2,247	422
Equity in limited partnerships losses (gains)	50	(77)	61	142	9
Interest rate contracts valuation adjustments	(242)	(245)	89	75	388
Other expenses	918	829	1,169	2,998	2,626

Total non-interest expense	4,727	4,192	6,924	16,261	14,378

Income (loss) before provision for income taxes	(1,963)	1,666	(13,744)	(14,546)	4,312
Provision (benefit) for income taxes	(367)	390	(5,653)	(5,761)	1,085

Net income (loss)	$ (1,596)	$ 1,276	$ (8,091)	$ (8,785)	$ 3,227

Earnings (loss) per share:
Basic	$ (0.31)	$ 0.26	$ (1.60)	$ (1.74)	$ 0.65

Diluted	$ (0.31)	$ 0.25	$ (1.60)	$ (1.74)	$ 0.62

Weighted average shares outstanding:
Basic	5,067,379	4,995,073	5,055,621	5,059,188	4,947,019
Diluted	5,067,379	5,161,696	5,055,621	5,059,188	5,172,078
Shares outstanding at period end	5,067,379	5,047,325	5,067,379	5,067,379	5,047,325
Number of full-time equivalent employees				130	137

	Quarter Ending			Nine Months Ending

	September 30,	September 30,		September 30,	September 30,
SELECTED AVERAGES	2008	2007	June 30, 2008	2008	2007

Average loans	$ 436,770	$ 393,133	$ 425,731	$ 425,177	$ 377,579
Average interest-earning assets	496,690	459,347	485,389	487,229	440,855
Total average assets	539,965	502,056	534,410	533,712	483,164
Average deposits	474,562	428,724	457,367	461,551	410,762
Average interest-bearing liabilities	403,849	340,080	382,367	387,025	323,873
Average equity	47,877	54,457	57,152	53,739	52,979

	September 30,	September 30,
SELECTED BALANCE SHEET ACCOUNTS	2008	2007	June 30, 2008

Total assets	$ 565,335	$ 517,026	$ 530,310
Securities available for sale	40,812	57,345	43,538
Loans (bank regulatory classification):
Real estate secured:
One to four family residential	34,914	30,990	36,282
Multifamily	3,325	6,995	3,937
Construction	101,520	82,719	96,373
Commercial real estate	170,954	164,308	174,393

Total real estate	310,713	285,012	310,985

Commercial and industrial	123,582	110,924	113,987
Consumer and other	3,595	3,825	4,334

	437,890	399,761	429,306
Deferred loan fees	(1,206)	(920)	(1,119)

Loans, net of deferred loan fees	436,684	398,841	428,187
Goodwill and other intangibles	1,798	1,859	1,798
Deposits:
Non-interest-bearing demand	82,096	107,361	86,984
Savings and interest-bearing demand	31,768	34,172	30,783
Money market	75,574	87,818	78,839
Certificates of deposits	311,920	212,436	268,766

Total deposits	501,358	441,787	465,372
Borrowings	494	1,152	563
Junior subordinated debentures	12,372	12,372	12,372
Shareholders' equity	46,372	56,856	48,235

Book value per share	$ 9.15	$ 11.26	$ 9.52
Tangible book value per share	$ 8.80	$ 10.90	$ 9.16

	Quarter Ending			Nine Months Ending

	September 30,	September 30,		September 30,	September 30,
RATIOS ANNUALIZED	2008	2007	June 30, 2008	2008	2007

Return on average assets	-1.18%	1.01%	-6.09%	-2.20%	0.89%
Return on average equity	-13.26%	9.30%	-56.94%	-21.84%	8.14%
Return on average tangible equity	-13.78%	9.63%	-58.79%	-22.59%	8.44%
Average equity/average assets	8.87%	10.85%	10.69%	10.07%	10.97%
Yield on interest-earning assets (TE)	7.27%	8.20%	7.52%	7.53%	8.35%
Rate on interest-bearing liabilities	3.26%	4.31%	3.36%	3.54%	4.21%
Net interest spread (TE)	4.01%	3.89%	4.16%	3.99%	4.14%
Net interest margin (TE)	4.62%	5.01%	4.87%	4.71%	5.26%

TE - Tax exempt interest income has been adjusted to a taxable equivalent basis using a 34% tax rate.
	Quarter Ending			Nine Months Ending

	September 30,	September 30,	September 30,	September 30,
ALLOWANCE FOR CREDIT LOSSES	2008	2007	2008	2007

Balance at beginning of period	$ 14,247	$ 5,185	$ 5,990	$ 4,825
Provision for credit losses	2,300	725	15,895	1,000
Recoveries	35	222	62	394
Charge-offs	(2,314)	(32)	(7,679)	(119)

Balance at end of period	$ 14,268	$ 6,100	$ 14,268	$ 6,100

Components
Allowance for loan losses			$ 13,859	$ 5,828
Liability for unfunded credit commitments			409	272

Total allowance for credit losses			$ 14,268	$ 6,100

Allowance for loan losses/total loans			3.17%	1.46%
Allowance for credit losses/total loans			3.27%	1.53%
Allowance for loan losses/non-performing loans			149%	48%
Allowance for credit losses/non-performing loans			154%	50%

		September 30,	September 30,
NON-PERFORMING ASSETS		2008	2007	June 30, 2008

Loans on non-accrual status		$ 9,286	$ 12,220	$ 8,635
Other real estate owned		2,425	-	3,925
Other foreclosed assets		100	14	285

Total non-performing assets		$ 11,811	$ 12,234	$ 12,845

Total non-performing loans to total loans		2.13%	3.06%	2.02%

Total non-performing assets/total assets		2.09%	2.37%	2.42%

Loans past due greater than 90 days and accruing		$ 3,733	$ -	$ 98